                                  Exhibit 12.1


                               Kohl's Corporation
                       Ratio of Earnings to Fixed Charges
                                     ($000s)


                                                     39 Weeks Ended
                                                     --------------
                                                   Nov 3,      Oct 28,                         Fiscal Year (1)
                                                                          ----------------------------------------------------------
                                                    2001        2000        2000        1999         1998        1997        1996
                                                    ----        ----        ----        ----         ----        ----        ----
Earnings
--------
      Income before income taxes                  $423,712    $315,396    $605,114    $421,112     $316,749    $235,063    $171,368

      Fixed charges (2)                            104,226      75,041     116,753      82,835       63,135      57,446      42,806

      Less interest capitalized during period       (4,461)     (2,424)     (3,478)     (4,405)      (1,878)     (2,043)     (2,829)
                                                 ---------   ---------   ---------   ---------    ---------   ---------   ---------

                                                  $523,477    $388,013    $718,389    $499,542     $378,006    $290,466    $211,345
                                                 =========   =========   =========   =========    =========   =========   =========


Fixed Charges
-------------
      Interest (expensed or capitalized) (2)      $ 46,419    $ 32,219    $ 52,305    $ 33,813     $ 24,550    $ 26,304    $ 20,574

      Portion of rent expense representative
          of interest                               57,220      42,485      63,943      48,769       38,385      30,798      22,031

      Amortization of deferred financing fees          587         337         505         253          200         344         201
                                                 ---------   ---------   ---------   ---------    ---------   ---------   ---------
                                                  $104,226    $ 75,041    $116,753    $ 82,835     $ 63,135    $ 57,446    $ 42,806
                                                 =========   =========   =========   =========    =========   =========   =========

Ratio of earnings to fixed charges                    5.02        5.17        6.15        6.03         5.99        5.06        4.94
                                                 =========   =========   =========   =========    =========   =========   =========



(1)  Fiscal 2001, 1999, 1998, 1997 and 1996 were 52 week years and fiscal 2000 was a 53 week year.
(2) Interest expense for fiscal 1997 and 1996 has been restated to properly reflect interest expense included on the Consolidated Statements of Income.